Exhibit 99.1

Gulf Resources Provides 2007 Overview

NEW YORK and SHANDONG, China, Feb. 28 /Xinhua-PRNewswire-FirstCall/ -- Gulf Resources, Inc. (OTC Bulletin Board: GFRE), a leading producer of bromine and specialty chemicals in China through its two wholly-owned subsidiaries, Shuoguang City Haoyuan Chemical Company Limited ('SCHC'), and Shouguang Yu Xin Chemical Industry Co., Ltd. ('SYCI'), today provided an operational overview of 2007.

During 2007, Gulf Resources experienced exceptional growth with its bromine products and developed new revenue streams with its entry into the bromine derivatives and specialty chemicals markets. With its rapid growth, Gulf Resources has become China's largest bromine producer, with a market share of approximately 20%. This leading position resulted from the Company's successful implementation of its acquisition strategy coupled with an upgrade of its production facilities that increased production through improved capacity utilization and efficiency.

In the past decade, China's demand for bromine has grown over 200% to approximately 190,000 metric tons in 2007 from approximately 65,000 metric tons in 1997, forcing China to import bromine to meet its increasing domestic demand. Additionally bromine prices doubled to approximately $2,000 per metric ton in 2007 from approximately $940 per metric ton in 1997. Also notable was a 2006 decree issued by the Chinese government requiring all bromine producers to possess an operating license, of which only six were granted and one of which was issued to Gulf Resources. These events provide the Company with a great opportunity to benefit from its strong market position.

In 2007, Gulf Resources, through its subsidiary SCHC, acquired four unlicensed bromine producers, thereby more than doubling its annual bromine production capacity and greatly expanding its proven and probable reserves. These acquisitions added approximately 15,000 metric tons of annual bromine production capacity and 1 million metric tons of proven and probable reserves. This brought the Company's annual production capacity to approximately 26,700 metric tons with a total of 1.7 million metric tons of proven and probable reserves. Including an acquisition made in January 2008, Gulf's annual production capacity is now 31,400 metric tons with 1.9 million metric tons of proven and probable reserves. The Company also diversified its product offerings by bringing its crude salt production online, with annual production capacity of roughly 140,000 metric tons. In February 2007, the Company acquired SYCI, a manufacturer of chemical products utilized by customers in the oil and gas distribution, oil field drilling, wastewater processing, and paper manufacturing industries. This follows the Company's acquisition strategy to vertically integrate into the bromine derivatives and specialty chemicals markets. 2007 was a notable year for SYCI as detailed below:

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      --    In April 2007, SYCI signed a supply agreement with Daqing Oilfield
            Company, a subsidiary of China National Petroleum Corporation that operates the largest oilfield in China. SYCI was chosen as a supplier due to its high quality petrochemical products and its ability to develop a portfolio of specialized proprietary products.

      -- In May 2007, SYCI signed a long term agreement to supply Huaneng Yimin Power Plant with its proprietary, environmentally friendly biocide, which is used with power generation equipment and pipelines. This product, in addition to demonstrating the Company's commitment to develop environmentally friendly products, has a lifespan three to four times longer than its generic competition.

      -- In September 2007, SYCI founded a state of the art Co-Op Research and Development Center with East China University of Science & Technology to focus on developing new bromine-based chemical compounds and products utilized in the pharmaceutical industry. All research findings and patents developed by this Center will belong to Gulf Resources.

      -- In September 2007, SYCI signed a letter of intent with Southwest Synthetic Pharmaceutical Corporation Ltd., one of the largest developers, manufacturers and exporters of pharmaceuticals in Western China, to become a supplier of a bromine-based chemical compound used to produce antibiotic drugs. This relationship is aimed at leveraging the Company's research and development expertise with its bromine production capabilities to offer compounds utilized by the pharmaceutical industry.

Corporate governance was a key area of focus of the Company during 2007. Gulf Resources elected two US independent directors to its Board; Mr. Richard E. Khaleel, who most recently served as Executive Vice President & Chief Marketing Officer for The Bank of New York, and Mr. Biagio Vignolo, a partner with Tatum, LLC. These directors were chosen for their extensive experience in corporate governance, M&A, international tax, finance, and SEC reporting. They will also serve on the Company's Audit Committee. Additionally, Mr. Kevin J. McEnery has joined Gulf Resources as its Managing Director - Finance. Mr. McEnery is providing assistance to the Company in regards to its financial, investor and reporting affairs, particularly as they pertain to the US financial markets and accounting requirements. Mr. McEnery is a CPA and he has served as the Chief Financial Officer for both public and private companies with significant international operations.

Commenting on the year, Mr. Ming Yang, Chief Executive Officer of Gulf Resources stated, 'I am excited about the success we had during this past year and becoming China's largest bromine producer. We will continue with our strategic plan to acquire other local bromine and bromine-based chemical producers, while increasing output through expansion and improvement of our facilities. We look forward to continued profitable growth in 2008.'

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About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries. SCHC is engaged in manufacturing and trading bromine and crude salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. SYCI manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement:

Several statements in this earnings guidance news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results in these forecasted revenues, net income and earnings per share may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the Peoples Republic of China, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:

     Kevin McEnery
     Managing Director - Finance
     Gulf Resources, Inc.
     Tel:   +1-646-200-6302
     Email: Kevin@gulfresourcesco.com

     Ethan Chuang
     Vice President - Corporate Development
     Gulf Resources, Inc.
     Tel:   +1-646-200-6316
     Email: Ethan@gulfresourcesco.com

     Adam Jacobs
     Winning IR Company, Ltd.
     Tel:   +1-646-200-6351
     Email: Adam.Jacobs@winningir.com